As filed with the Securities and Exchange Commission on September 21, 2009.
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

The Advisory Board Company
(Exact name of registrant as specified in its charter)

Delaware	52-1468699
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
2445 M Street, NW
Washington, DC 20037
(Address of Principal Executive Offices)
The Advisory Board Company 2009 Stock Incentive Plan
(Full Title of the Plans)
Copies to:
Michael T. Kirshbaum
Chief Financial Officer and Treasurer
The Advisory Board Company
2445 M Street, NW
Washington, DC 20037
(Name and Address of Agent for Service)

(202) 266-5600
(Telephone Number, Including Area Code, of Agent for Service)

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered	Registered(1)(2)	Per Share(3)	Offering Price(3)	Registration Fee
Common Stock, par value $0.01 per share	2,223,794 shares	N/A	$60,509,434.74	$3,376.43

(1)	In accordance with the terms of The Advisory Board Company 2009 Stock Incentive Plan (the “2009 Plan”), the 1,055,000 shares of Common Stock that are issuable under the 2009 Plan are subject to increase by (a) the 70,270 shares (the “Remaining Shares”) that were authorized for issuance under The Advisory Board Company 2006 Stock Incentive Plan (the “2006 Plan”) that, as of June 26, 2009, remain available for issuance under the 2006 Plan (not including any shares that are subject to, as of June 26, 2009, outstanding awards under the 2006 Plan or any shares that prior to June 26, 2009 were issued pursuant to awards granted under the 2006 Plan) and (b) any shares subject to outstanding awards under the 2006 Plan as of June 26, 2009 that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares). Accordingly, this registration statement includes up to (i) 1,055,000 shares of Common Stock that are originally issuable under the 2009 Plan, (ii) 70,270 additional shares of Common Stock representing the Remaining Shares, and (iii) 1,098,524 additional shares of Common Stock that represent the maximum aggregate number of shares of Common Stock covered by equity awards under the 2006 Plan outstanding as of June 26, 2009 that on or after such date may cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares).

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also registers such additional shares of Common Stock that become available under the 2009 Plan in connection with changes in the number of outstanding shares of Common Stock because of events such as reorganizations, recapitalizations, stock dividends, stock splits and reverse stock splits, and any other securities with respect to which the outstanding Shares are converted or exchanged.

(3)	Estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices for the Common Stock on September 15, 2009, which was $27.21.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information required in Part I of this Registration Statement is included in the prospectus for the 2009 Plan, which is not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents previously filed with the Securities and Exchange Commission (the “Commission”) hereby are incorporated by reference into this Registration Statement:
(1)	The Registrant’s most recent Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(2)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s latest annual report or prospectus referred to in (1) above.

(3)	The description of the Common Stock set forth in the Registrant’s Registration Statement on Form 8-A (File No. 000-33283), filed with the Commission on October 30, 2001, under which the Registrant registered the Common Stock under Section 12(g) of the Exchange Act, together with any amendment or report filed with the Commission for the purpose of updating such description.
     All reports and other documents that the Registrant subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that the Registrant has sold all of the securities offered under this Registration Statement or that deregisters the distribution of all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement from the date that the Registrant files such report or document. Any statement contained in this Registration Statement or any report or document incorporated into this Registration Statement by reference, however, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently dated report or document that is also considered part of this Registration Statement, or in any amendment to this Registration Statement, is inconsistent with such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is so qualified in its entirety by the information appearing in the documents incorporated herein by reference. The Registrant’s file number with the Commission is 000-33283.
Item 4. Description of Securities.
     Not applicable.

Item 5. Interests of Named Experts and Counsel.
     Evan R. Farber, Esq., the Registrant’s General Counsel and Corporate Secretary, has opined as to the legality of the securities being offered by this registration statement. Mr. Farber is the holder of options to purchase 17,500 shares of the Registrant’s common stock.
Item 6. Indemnification of Directors and Officers.
     Section 145(a) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
     Section 145(b) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.
     Section 145 of the Delaware General Corporation Law further provides that to the extent a former or current director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.
     The Registrant’s Certificate of Incorporation limits, to the maximum extent permitted by the Delaware General Corporation Law, the personal liability of directors for monetary damages for breach of their fiduciary duties as directors. The Registrant’s Certificate of Incorporation provides that the Registrant will indemnify its officers, directors and employees and other agents to the fullest extent permitted by law. The Registrant’s Bylaws provide that the Registrant will indemnify its officers, directors and employees and other agents to the fullest extent permitted by law, except that the Registrant is required to indemnify a director or officer in connection with an action commenced by such director or officer only if the commencement of such action was authorized by the Registrant’s Board of Directors. In addition, the Registrant has entered into individual indemnification agreements with its directors and certain officers and employees. The Registrant may, to the fullest extent permitted by the Delaware General Corporation Law, purchase and maintain insurance on behalf of any officer, director, employee or agent against any liability which may be asserted against such person.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See Exhibit Index.
Item 9. Undertakings.
     A The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
[SIGNATURES ON THE NEXT PAGE]

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on this 21st day of September, 2009.

THE ADVISORY BOARD COMPANY
By:	/s/ Robert W. Musslewhite
	Name:	Robert W. Musslewhite
	Title:	Chief Executive Officer and Director

SIGNATURES AND POWER OF ATTORNEY
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each of the directors and/or officers of the Registrant whose signature appears below hereby appoints Robert W. Musslewhite, Michael T. Kirshbaum and Evan R. Farber, and each of them severally as his or her attorney-in-fact to sign his or her name and, on his or her behalf, in any and all capacities stated below, file with the Commission any and all amendments, including post-effective amendments to this Registration Statement as appropriate, and generally to do all such things on his or her behalf, in any and all capacities stated below, to enable the Registrant to comply with the provisions of the Securities Act and all requirements of the Commission.

Signature	Title	Date

/s/ Robert W. Musslewhite	Chief Executive Officer and Director	September 18, 2009
Robert W. Musslewhite	(Principal Executive Officer)

/s/ Michael T. Kirshbaum	Chief Financial Officer and Treasurer	September 18, 2009
Michael T. Kirshbaum	(Principal Financial Officer and
Principal Accounting Officer)

/s/ Frank J. Williams	Executive Chairman	September 16, 2009
Frank J. Williams

	Director	September ___, 2009
Peter J. Grua

	Director	September ___, 2009
Kelt Kindick

/s/ Mark R. Neaman	Director	September 15, 2009
Mark R. Neaman

Signature	Title	Date

/s/ Leon D. Shapiro	Director	September 16, 2009
Leon D. Shapiro

/s/ LeAnne M. Zumwalt	Director	September 15, 2009
LeAnne M. Zumwalt

EXHIBIT INDEX

Exhibit No.	Description

4.1*	Certificate of Incorporation of the Registrant, incorporated herein by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-1 (Registration No. 333-68146), as filed with the Commission on August 22, 2001.

4.2*	Certificate of Amendment to Certificate of Incorporation of the Registrant, incorporated herein by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-68146), as filed with the Commission on October 29, 2001.

4.2*	Amended & Restated Bylaws of the Registrant, incorporated herein by reference to Exhibit 3.1 of the Registrant’s current report on Form 8-K (Registration No. 000-33283), as filed with the Commission on November 14, 2007.

5.1	Opinion of Evan R. Farber, Esq., counsel to the Registrant.

10.1*	The Advisory Board Company 2009 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.1 of the current report on Form 8-K (Registration No. 000-33283), as filed with the Commission on September 16, 2009.

23.1	Consent of Evan R. Farber, Esq. (contained in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24	Power of Attorney (included on the signature page of this Registration Statement).

*	Incorporated herein by reference.